EXHIBIT 10-21
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                     SOFTWARE DEVELOPMENT AND OEM AGREEMENT

         THIS SOFTWARE DEVELOPMENT AND OEM AGREEMENT (this "AGREEMENT") is entered into as of December 28, 1999 (the "EFFECTIVE DATE"), by and between MICROSTRATEGY INCORPORATED, a Delaware corporation ("MICROSTRATEGY") and EXCHANGE APPLICATIONS, INC., a Delaware corporation ("EA").

                                    RECITALS

         1. EA has developed certain proprietary customer relations management ("CRM") software, including, without limitation, VALEX(TM) and eXstatic(TM), all as described in greater detail hereiN.

         2. MicroStrategy desires to develop certain industry-specific data models for a set of vertical industries, as described in greater detail herein, and certain CRM applications which will function in connection with such data models and with the EA Products (as defined below).

         3. EA desires to integrate the MicroStrategy Software (as defined herein) with the data models and CRM applications and/or with the EA Products (as defined herein) and to sublicense such Exchange Applications Solutions directly to end users.

         4. EA and MicroStrategy believe that it is in their respective best interests that the foregoing data models, CRM applications, development environments and certain other developed software (collectively, the "DEVELOPED PRODUCTS", as defined and described in greater detail in Section 1), be developed.

         5. To achieve the development of the Developed Products, EA and MicroStrategy have agreed to engage in certain joint development work and to grant certain technology licenses as set forth in this Agreement.

         6. To facilitate the development of the Developed Products and integration of the Developed Products with the EA Products and the MicroStrategy Software, MicroStrategy has agreed to create a business unit dedicated to the development and maintenance of the foregoing.

         7. EA and MicroStrategy have also agreed on the basis on which they will engage in certain joint marketing efforts to achieve commercial success for the Developed Products.

         ACCORDINGLY, EA and MicroStrategy agree as follows:

                                    AGREEMENT

1. DEFINITIONS. In addition to those terms that are defined where first used, the following definitions shall apply:

         "APPLICATIONS" means the CRM applications developed by MicroStrategy pursuant to this Agreement, which will consist of a set of analytic CRM functionalities for certain horizontal and/or vertical industries as applied to the Data Models. The Applications may include, without
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limitation, customer and segment analysis, sales and channel analysis, campaign and offer analysis and market basket analysis.

         "CONFIDENTIAL INFORMATION" means any confidential or proprietary information, including without limitation any source code, software tools, designs, schematics, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan, or financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, identified by the disclosing party as Confidential Information, whether in oral form, or in written, graphic or electronic form and marked as confidential or disclosed under circumstances that would lead a reasonable person to conclude that the information was confidential, including without limitation, the source code related to the EA Products, the MicroStrategy Software and the Developed Products.

         "DATA MODELS" means the industry-specific models for the storage of information developed by MicroStrategy pursuant to this Agreement, which may include, without limitation, the following vertical industries: banking, mutual fund and brokerage, telecommunications, transportation, automotive, retail catalogue, business-to-business high technology and business-to-consumer Internet.

         "DERIVATIVE WORK" means a work which is based on the Developed Products, such as a revision, enhancement, modification, translation, abridgement, condensation, expansion, or any other form in which the Developed Products may be recast, transformed, or adapted, and which, if prepared without authorization of the owner of the copyright in such product, would constitute a copyright infringement. For purposes hereof, Derivative Work shall also include any compilation that incorporates a Developed Product.

         "DEVELOPED PRODUCTS" means, collectively, the Data Models, Applications and certain other developed software developed pursuant to the Work Plan (as defined in Section 2.1(a)) as such Work Plan may be amended and/or modified from time to time pursuant to the terms of the Work Plan.

         "EA KNOW-HOW" means the techniques, inventions, practices, methods, knowledge, designs, skill and experience relating to the EA Products that are to be disclosed by EA to MicroStrategy pursuant to this Agreement and that are proprietary to EA.

         "EA PATENTS" means patents related to the EA Products, including without limitation, all foreign counterparts, all substitutions, extensions, reissues, renewals, divisions, continuations and continuations in part relating to such patents and their foreign counterparts, and which are owned or controlled by EA (where "CONTROLLED" means licensed by EA with a royalty-free right to grant sublicenses).

         "EA PRODUCTS" means EA's proprietary CRM and email software products and other CRM products and CRM applications, currently existing or which may be later developed by EA, including, without limitation, VALEX(TM) and eXstatic(TM) and which may include third party licensed software products as an integrated component thereof.

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         "EA TECHNOLOGY" means (i) the inventions, designs, discoveries and processes claimed in the EA Patents and (ii) the EA Know-How.

         "EVALUATION" means an installation of an Exchange Applications Solution (as defined herein) for a period of sixty (60) days or less under the terms and conditions specified herein during which an end user may evaluate the Exchange Applications Solution for its internal use.

         "IMPROVEMENTS" means any improvements, discoveries, developments, modifications or derivative works, whether or not patentable.

         "INTELLECTUAL PROPERTY RIGHTS" means all current and future trade secrets, copyrights, patents and other patent rights, trademark rights, service mark rights, mask work rights and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

         "MICROSTRATEGY KNOW-HOW" means the techniques, inventions, practices, methods, knowledge, designs, skill and experience that are proprietary to MicroStrategy and that were employed by MicroStrategy in the development of the MicroStrategy Software or will be employed by MicroStrategy in the development of the Developed Products, pursuant to this Agreement.

         "MICROSTRATEGY PATENTS" means patents related to the MicroStrategy Software, including without limitation, all foreign counterparts, all substitutions, extensions, reissues, renewals, divisions, continuations and continuations in part relating to such patents and their foreign counterparts, and which are owned or controlled by MicroStrategy (where "CONTROLLED" means licensed by MicroStrategy with a royalty-free right to grant sublicenses).

         "MICROSTRATEGY SOFTWARE" means the entire MicroStrategy product suite which is made generally available to end users during the term of this Agreement and which is set forth in Exhibit A in the form in which such product suite exists as of the Effective Date and as such may be amended by MicroStrategy from time to time during the term hereof, subject to the requirements set forth in
Section 4.9(g)(ii).

         "MICROSTRATEGY TECHNOLOGY" means (i) the inventions, designs, discoveries and processes claimed in the MicroStrategy Patents and (ii) the MicroStrategy Know-how.

         "OPERATIVE AGREEMENTS" means, collectively, this Agreement, the Payment and Registration Rights Agreement, the Joint Marketing Agreement, the License Agreement and the Strategy.com Master Affiliation Agreement.

         "QUALIFIED EVENT" means the sale of all or a substantial part of a party's assets or a stock sale where pre-event shareholders hold less than a majority of the capital stock of the party after such event, whether by acquisition, merger or otherwise.

         "TERRITORY" means the World.

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         "TESTING" means the testing of the G. A. version of the Developed
Products contemplated by Section 2.4 to ensure compatibility, in all material respects, with the Specifications to be developed by the Steering Committee (as defined in Section 2.1).

         "USER DOCUMENTATION" means all instructional and technical materials and related literature provided by MicroStrategy which is to be distributed to end users in connection with the Developed Products and/or the MicroStrategy Software.

         "VAR AGREEMENT" means the value-added reseller agreement between the parties that will exist upon conversion of this Agreement in accordance with the provisions herein which shall be substantially in the form set forth in Exhibit B hereto.

2. DEVELOPMENT OF DEVELOPED PRODUCTS; LICENSE FEE; VAR AGREEMENT SUPERSEDED.

     2.1 DEVELOPMENT PROGRAM; CREATION OF BUSINESS UNIT AND STEERING COMMITTEE; ONGOING OBLIGATIONS.

         (a) Promptly following the execution of this Agreement, MicroStrategy will create a business unit (the "BUSINESS UNIT"), which will include an engineering team, dedicated to the development and maintenance, support, integration and testing of the Developed Products pursuant to the terms of this Agreement. The composition of the Business Unit, development overview and the development objectives are set forth in Exhibit C, which shall be subject to modification as set forth in the Work Plan. The parties will establish a steering committee (the "STEERING COMMITTEE") promptly following the Effective Date, which committee will be dedicated to setting the direction for development of the Developed Products and the other development obligations of the Business Unit as set forth in the Work Plan, including, without limitation, the establishment of quarterly milestones ("Milestones"). The composition, process-related responsibilities and operations of the Steering Committee are set forth in Exhibit D (collectively, with Exhibit C, the "WORK PLAN"). MicroStrategy will allow EA complete access to the Business Unit at all times during normal business hours, and all reasonable efforts shall be made by EA so that such access does not interfere with the development responsibilities of the Business Unit and/or the achievement of Milestones. EA will have the option, at its discretion, to locate up to ten (10) members of its own engineering and development team at the site established by MicroStrategy for the location of the Business Unit, and MicroStrategy will provide EA with adequate space to accommodate the foregoing. The Steering Committee shall develop the specifications for the Developed Products (the "SPECIFICATIONS"). Upon termination of the Business Unit duties by EA as provided in this Agreement or upon termination of this Agreement for any reason, excluding material breach by EA, MicroStrategy shall promptly deliver to EA the source code to all Developed Products which have been completed and/or are in process as of the termination date, product and design specifications, User Documentation, test data, and other related information reasonably requested by EA (collectively, the "DELIVERIES"). From time-to-time as the Developed Products are completed and tested pursuant to Work Plan and/or upon the request of EA, MicroStrategy shall make the Deliveries (or that portion thereof requested by EA) to EA.

         (b) MicroStrategy shall maintain and support (by providing research and development support and bug fixes to EA) the Developed Products and all software licensed by

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MicroStategy hereunder during the term of this Agreement and any renewal periods thereof as such software is actually used by the end user. The foregoing support shall be provided in accordance, in all material respects, with MicroStrategy's standard technical support procedures. In addition, MicroStrategy will provide testing and quality engineering support for the Developed Products utilizing its Quality Engineering and Beta Programs groups, which group will provide the results of their tests to EA. MicroStrategy will designate a dedicated product manager for the Developed Products, create demonstrations of the Applications and develop pre-sales consulting materials for the Applications.

         (c) Subject to the right of either party under Section 10 to terminate this Agreement, the Business Unit will develop the Developed Products in accordance with the Specifications in all material respects, and will perform the tasks and furnish the deliverables described in the Work Plan, as such may be modified pursuant to the procedures set forth therein. The parties shall meet on a periodic basis in connection with the establishment of deliverables pursuant to the Work Plan to identify with specificity and in writing the Developed Products.

         (d) The parties shall work in good faith to finalize the form of VAR Agreement within thirty (30) days after the Effective Date.

     2.2 LICENSE FEE.

         (a) EA will pay MicroStrategy a license fee (the "LICENSE FEE") of sixty five million dollars ($65,000,000) in cash and EA common stock in the respective amounts and in accordance with the payment schedule set forth in the Payment and Registration Rights Agreement by and between the parties dated as of the Effective Date and attached hereto as Exhibit E (the "PAYMENT AND REGISTRATION RIGHTS AGREEMENT"), in consideration of the rights, licenses and obligations of the parties under this Agreement and the Exhibits hereto.

         (b) Except as set forth in the foregoing paragraphs of this subsection
2.2 or as otherwise expressly provided in this Agreement, each party will bear its own costs incurred by it to accomplish its responsibilities in the development effort.

     2.3 BUSINESS UNIT CHANGES. The parties' respective project managers shall participate in project review meetings as mutually agreed. MicroStrategy may change or substitute members of the Business Unit at its discretion from time to time. Notwithstanding the foregoing, MicroStrategy shall adhere to the then-current requirements of the Work Plan regarding the skill levels and other qualifications of the Business Unit members.

     2.4 CONFORMANCE TESTING. MicroStrategy will complete development and delivery of the deliverable items set forth in the Work Plan in accordance with the Milestones set forth therein. Upon completion of the Milestones, including, without limitation, final completion of the Developed Products and the performance of product quality and conformance testing of the G.A. version of the Developed Products by MicroStrategy based upon testing criteria and Specifications established by the Steering Committee, EA have the right to confirm the results of such product quality and performance testing.

     2.5 DEMONSTRATION ENVIRONMENT. MicroStrategy agrees to allocate a portion of the Business Unit toward the development of a demonstration environment for the Exchange

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Applications Solution and the Developed Products at EA's site. In connection with the foregoing, MicroStrategy shall provide the MicroStrategy Software, the Developed products and certain Business Unit personnel as selected by MicroStrategy (collectively, the "MicroStrategy Resources"), and EA shall be responsible for all third party software, all hardware and all costs related to the demonstration environment, excluding those directly related to the MicroStrategy Resources, or as otherwise specifically provided for in the Work Plan.

     2.6 TERMINATION OF VAR AGREEMENT. The parties acknowledge and agree that this Agreement supersedes and replaces that DSS Partner Value-Added Reseller Agreement between the parties dated June 1, 1999, which is hereby terminated pursuant to Section 15.9 thereof. All licenses to end users granted under the foregoing agreement will survive such termination, all obligations set forth in
Section 14.6 shall survive, and MicroStrategy's obligations under Section 9.2 thereof for support shall be pursuant to this Agreement in lieu of its support obligations thereunder.

     2.7 SOURCE CODE ESCROW. WITHIN TEN (10) DAYS AFTER the Effective Date, the parties shall enter into a Source Code Escrow Addendum in respect of the MicroStrategy Software in substantially the form provided to MicroStrategy's other customers (the "SOURCE CODE ESCROW ADDENDUM").

3. JOINT MARKETING AND SALES; JOINT MARKETING AGREEMENT. The parties' respective obligations regarding marketing and promotion of the Developed Products and certain mutually agreed upon details regarding their relationship as embodied in this Agreement shall be as set forth in a Joint Marketing Agreement in the form attached hereto as Exhibit F.

4. JOINT OWNERSHIP OF DEVELOPED PRODUCTS; OEM LICENSE GRANTS TO MICROSTRATEGY SOFTWARE.

     4.1 JOINT OWNERSHIP; RESTRICTION ON SALE. MicroStrategy and EA shall jointly own all right, title and interest worldwide in and to the Developed Products including, without limitation, patents, copyrights, trade secrets and any other Intellectual Property Rights (including trademarks and trade names related to the Developed Products, but excluding any trademarks and trade names owned individually by either party) incorporated in the Developed Products, whether in the United States or abroad, which ownership rights shall be subject to the restrictions set forth in Sections 4.7, 4.8 and elsewhere in this Agreement. EA acknowledges that MicroStrategy has not filed any patent applications nor obtained any issued patents on the Developed Products as of the Effective Date. It is the intention of the parties that all the Intellectual Property Rights (including any related trademarks and trade names, but excluding those owned individually by either party) in the Developed Products shall be jointly owned without any duty to account (except in the event of infringement as provided in Section 4.12 or share any royalties (except as provided in Section 11.1) based on the licensing or use of the Developed Products by the other party. Notwithstanding the foregoing and except pursuant to Section 10.3, during the period of time that the Business Unit obligations are continuing hereunder and for a period of six (6) months thereafter (the "Lockup Period"), neither party may sell, assign, transfer or encumber its ownership interest in the Developed Products (a "Transfer of Ownership") without the other party's prior written consent, which may be granted or withheld in such party's sole discretion. After the Lockup Period, either party shall have the

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right to engage in a Transfer of Ownership, provided that such transfer shall shall be a transfer of the transferring party's joint ownership interest in the Developed Products only (subject to the restrictions set forth in this Agreement), and shall not entail a transfer or assignment of any license or other rights granted by MicroStrategy pursuant to this Agreement or of any obligations of MicroStrategy hereunder.

     4.2 ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS. Upon reasonable request, each party (the "ASSISTING Party") will assist the other party (the "REQUESTING PARTY") in every proper way to obtain and from time to time enforce, United States and foreign Intellectual Property Rights related to the Developed Products in any and all countries. To that end, the Assisting Party will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Requesting Party may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the Requesting Party's joint ownership interest therein. The Assisting Party's obligation to assist the Requesting Party with respect to such Intellectual Property Rights relating to the Developed Products in any and all countries shall continue for a period of five (5) years after expiration or termination of this Agreement, which expenses shall be shared by the parties as they may mutually agree. In addition, the Assisting Party will execute any license agreement which is consistent with the rights granted and the terms set forth in this Agreement requiring the names of both co-owners to make the license granted therein enforceable.

     4.3 EXECUTION OF DOCUMENTS. In the event the Requesting Party is unable for any reason, after reasonable effort (which shall include the issuance of a final notice pursuant to the notice provisions hereof), to secure the Assisting Party's signature on any document needed in connection with the actions specified in Section 4.2 above, the Assisting Party hereby irrevocably designates and appoints the Requesting Party and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Assisting Party.

     4.4 COPYRIGHT NOTICES ON DEVELOPED PRODUCTS. EA and MicroStrategy agree that all copies of the Developed Products and any Derivative Works, whether or not modified, made by EA or MicroStrategy, or their respective licensees or sublicensees, will contain applicable proprietary notices as described in greater detail in Exhibit G. In addition, EA and MicroStrategy agree to include an applicable copyright notice, as described in greater detail in Exhibit G, in or on the media of all copies of the Developed Products or any Derivative Work.

     4.5 DERIVATIVE WORKS. Neither party shall have the obligation to share or disclose its own respective Derivative Works to the other party. Notwithstanding the provisions of Section 8, either party may prepare and file a patent application for its own Derivative Work in any country; provided that such party
(i) notifies the other party, in writing, at least sixty (60) days prior to submitting such patent application; and (ii) describes the scope of the proposed patent application and the countries in which it desires to seek patent protection. The ownership of the patent on the Derivative Work and the application therefor, excluding any patent or other intellectual property rights related to the Developed Product underlying the Derivative Work or upon which such Derivative Work is based, shall be vested in the party which is the developer of

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such Derivative Work. Notwithstanding any of the foregoing, in no event shall either party (the "Non-Creating Party") bring an action to enforce any rights to seek remedies against the other party (the "Creating Party"), its customers or licensees based upon a claim that the Creating Party's Derivative Works infringe upon the Non-Creating Party's Intellectual Property Rights. Notwithstanding the foregoing, nothing stated herein shall allow either party to create Derivative Works in violation of its obligations with respect to Confidential Information contained in Section 8 or to create Derivative Works which infringe upon the other party's intellectual property rights related to the MicroStrategy Software or the EA Products, as applicable.

     4.6 TRADEMARK LICENSE. MicroStrategy hereby grants to EA an unrestricted, terminable (pursuant to Section 10), non-exclusive, royalty-free, world-wide license (without the right of sublicense) to use all trademarks and trade names owned by MicroStrategy and associated with the Developed Products and the MicroStrategy Software (herein the "TRADEMARKS") in conjunction with any licensing and/or sublicensing, as applicable, of such products to end users in accordance with the terms of this Agreement. EA agrees to state in appropriate places, as designated by MicroStrategy and described in greater detail in Exhibit H, that the Trademarks are the trademarks of MicroStrategy and to include the symbols TM and (R) as appropriate. EA agrees to maintain the quality of the EA Products licensed in connection with the use of the Trademarks, to use the Trademarks in accordance with guidelines and instructions as may be reasonably promulgated by MicroStrategy from time to time, and to provide to MicroStrategy, upon reasonable request, representative samples of product packaging using the Trademarks. EA agrees to take all actions reasonably necessary or requested by MicroStrategy to protect MicroStrategy's rights in the Trademarks.

     4.7 CHANNEL DISTRIBUTION. Both parties agree to only license the Developed Products directly to end users. Neither MicroStrategy nor EA will sell or license the Developed Products to any third party distributor, subdistributor, multiple tiers of subdistributors, any value-added reseller, resellers or original equipment manufacturers (a "CHANNEL") without the express written consent of the other party. In the event that the non-transferring party consents to the proposed sublicensing or distribution of the Developed Products by a Channel, the parties will negotiate in good faith the terms of a three-party agreement providing, among other things as negotiated by the parties, that MicroStrategy and EA would share in the revenue generated from the sublicensing and/or distribution by the Channel of the integrated solutions that include Developed Products, any EA Products and/or MicroStrategy Software bundled therewith. Notwithstanding the foregoing, nothing stated herein shall prohibit EA from sublicensing and/or distributing the Developed Products and/or the MicroStrategy Software (subject to the other restrictions and obligations set forth in this Agreement) using Axiom Corporation ("Axiom") as a Channel, provided that Axiom sublicenses and/or distributes the foregoing software products directly to End Users and not by means of a Channel. In the event of the foregoing, the parties shall negotiate in good faith and mutually agree in advance upon a revenue sharing arrangement that compensates MicroStrategy adequately based upon the amount of MicroStrategy Software embedded or integrated with each product sublicensed or distributed by Axiom.

     4.8 ADDITIONAL USAGE RESTRICTIONS. Both parties acknowledge and agree that either party may license the object code of the Developed Products and/or its own respective Derivative Works (in object code format only) to end users in accordance with its standard licensing practices, provided that such license includes adequate prohibitions on obtaining Source Code

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through reverse engineering. For the purposes of this Agreement, the term
"SOURCE CODE" shall mean the human-readable coded version of the Developed Products and all related program documentation such that a programmer reasonably skilled in the relevant programming language could read, understand and modify the Developed Products. For the avoidance of doubt, the parties acknowledge and agree that the Developed Products may be used by the parties (but not their licensees) to provide time sharing, service bureau and/or ASP services.

4.9 MICROSTRATEGY OEM LICENSE GRANTS TO MICROSTRATEGY SOFTWARE; OEM LICENSE RESTRICTIONS.

         (a) INTERNAL USE LICENSE. Subject to the fees payable hereunder, MicroStrategy hereby agrees to grant to EA a royalty-free (except as provided in Section 10), worldwide, limited (as provided in the License Agreement, as defined below), non-exclusive and non-transferable license to use the MicroStrategy Software in accordance with the terms and conditions set forth in the form of License Agreement attached hereto as Exhibit I and hereby incorporated by reference into this Agreement (the "LICENSE AGREEMENT"). The foregoing license grant shall be coterminous with this Agreement and the VAR Agreement. For the avoidance of doubt, EA may use the MicroStrategy Software in connection with providing time sharing, service bureau and/or ASP services.

         (b) DEVELOPMENT LICENSE. MicroStrategy hereby grants EA a non-exclusive, non-transferable license to use the MicroStrategy Software in a non-production environment for the limited purpose of establishing the compatibility of the products included in the MicroStrategy Software with the EA Products.

         (c) LICENSE TO MARKET, SUBLICENSE AND DISTRIBUTE. MicroStrategy hereby grants EA a license to copy (in object code form only), market, sublicense and distribute the MicroStrategy Software and related User Documentation, including any updates thereto provided to EA pursuant to this Agreement, in conjunction with an Exchange Applications Solution and/or a Developed Product in the Territory. All licenses to the MicroStrategy Software granted hereunder shall be "ramped" or granted on a staggered basis in accordance with the delivery schedule set forth in Exhibit J. This is not a license to market, sublicense or distribute the MicroStrategy Software or User Documentation separately or to copy the MicroStrategy Software for such purposes, and such action shall be a material breach of this Agreement. EA shall sublicense and distribute the MicroStrategy Software and User Documentation directly to end users solely through a written sublicense agreement ("END USER LICENSE AGREEMENT") that includes, at a minimum, contractual provisions that:

             (i) Restrict use of the MicroStrategy Software solely to use with an Exchange Applications Solution and/or a Developed Product. For purposes of this provision, an "Exchange Applications Solution" is the combination of the EA Products with the MicroStrategy Software in order to create a "CRM/eCRM Application." For purposes of this subsection, a CRM/eCRM Application means an application that contains a substantial customer-centric data model with at least 100 elements and a reasonable number of packaged analytical reports (I.E., 10 or more such reports). MicroStrategy acknowledges and agrees that there may be more than one Exchange Applications Solution.

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             (ii) Restrict use of the MicroStrategy Software to use in object code form.

             (iii) License the MicroStrategy Software on a named user basis exclusively for each named end user's internal business purposes.

             (iv) Prohibit transfer or duplication of the MicroStrategy Software except for temporary transfer in the event of computer malfunction and duplication as part of routine back-up procedures.

             (v) Prohibit assignment of the MicroStrategy Software without the prior written consent of EA.

             (vi) Prohibit the use of the MicroStrategy Software by any third party except agents and consultants of end users who have signed a confidentiality agreement that requires at least a reasonable standard of care in the protection of MicroStrategy Confidential Information.

             (vii) Prohibit causing or permitting the reverse engineering, disassembly or decompilation of the MicroStrategy Software.

             (viii) Prohibit title to the MicroStrategy Software from passing to end users.

             (ix) Disclaim MicroStrategy's liability for damages, whether direct or indirect, incidental or consequential, arising in connection with the End User License Agreement.

             (x) State that MicroStrategy makes no direct warranty of any kind to end users under the End User License Agreement.

             (xi) Prohibit disclosure to any third party of any results of any benchmark tests or quantitative analyses of the MicroStrategy Software.

             (xii) Require end users to use a commercially reasonable degree of care to protect the Confidential Information of MicroStrategy and prohibit end users from, directly or indirectly, (a) using any Confidential Information of MicroStrategy to create any computer software program or user documentation that is substantially similar to any MicroStrategy product or user documentation, or
(b) using or disclosing Confidential Information of MicroStrategy, except as authorized by this Agreement.

             (xiii) Disclaim MicroStrategy's liability for any taxes or duties, however designated or levied (including, but not limited to sales, use and personal property taxes).

         (d) LICENSE TO DEMONSTRATE. MicroStrategy hereby grants to EA a license to demonstrate the MicroStrategy Software in conjunction with an Exchange Applications Solution and/or a Developed Product in the Territory. MicroStrategy shall provide EA copies of the MicroStrategy Software for demonstration purposes. EA shall take all reasonable precautions

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against unauthorized disclosure or copying of MicroStrategy Software while the
Exchange Applications Solution is being demonstrated. EA shall take all reasonable steps to ensure that the MicroStrategy Software is inaccessible during inactive demonstration times, delete any demonstration copies of the MicroStrategy Software installed on the potential customer's computers upon completion of any demonstration at a customer site and further exercise commercially reasonable efforts to ensure the security of the MicroStrategy Software.

         (e) LICENSE TO GRANT EVALUATION LICENSES. MicroStrategy grants to EA a license to allow Evaluations of the MicroStrategy Software in conjunction with the EA Products in the Territory, but only pursuant to a written agreement that contains the restrictions set forth in this Section. MicroStrategy shall provide EA with copies of the MicroStrategy Software for Evaluations. EA shall take all reasonable precautions against unauthorized disclosure or copying of MicroStrategy Software during Evaluations. When an Evaluation ends, if an End User does not license the Exchange Applications Solutions, EA shall require that all copies of the Exchange Applications Solutions be promptly removed from such end user's facilities and returned to EA.

         (f) EA COVENANTS. In connection with the license granted in this
Section 4.9, EA covenants and agrees: (i) not to distribute the MicroStrategy Software, except as part of an Exchange Applications Solution (as defined in Section 4.9(c)(i)); (ii) not to distribute the MicroStrategy Software electronically; and (iii) not to distribute the MicroStrategy Software through Channels of distribution, except as permitted under Section 4.7.

         (g) MICROSTRATEGY SOFTWARE OEM LICENSE RESTRICTIONS AND EA COVENANTS. The rights granted in this Section 4.9 are expressly limited to and restricted by the following:

             (i) No copies may be made of MicroStrategy Software except as explicitly authorized by this Agreement or the applicable End User License Agreement. EA shall have no right to manufacture, modify, or copy User Documentation. Notwithstanding the foregoing, EA shall have the right to make a reasonable number of copies of the User Documentation for purposes consistent with this Agreement, provided that such copies are of the same quality as the originals as provided by MicroStrategy.

             (ii) MicroStrategy reserves the right to amend, modify, enhance, add to or delete from the list of MicroStrategy Software upon thirty (30) days' written notice to EA so long as the list includes at all times any software product then actively marketed by MicroStrategy in the United States, provided, however, that such modifications to the list of MicroStrategy Software shall not apply to proposals to end users outstanding on the notice date of such modifications until the earlier of (i) the proposal expiration date or (ii) sixty (60) days from the notice date, provided that EA provides a list of such end users to MicroStrategy within thirty (30) days of the notice date. The list of end users shall include (i) the name of the end user, (ii) the date of the proposal, and (iii) the expiration date of the proposal. This Agreement shall automatically cover all such amendments, modifications, or enhancements to the list of MicroStrategy Software. MicroStrategy's support obligations for MicroStrategy Software (for End Users and EA) that is phased out in accordance with this subsection shall be handled pursuant to MicroStrategy's standard support policies and procedures then in effect, but in no event, shall EA or its end users be accorded less favorable treatment than MicroStategy's direct customers. Notwithstanding the foregoing, EA shall continue to retain its license rights under this Section 4.9 for all MicroStrategy Software, including those products that are phased out or discontinued as provided above (collectively, the "DISCONTINUED PRODUCTS"), provided, however, that, notwithstanding the foregoing, MicroStrategy shall have no warranty, support, indemnification or other obligations whatsoever with respect to the Discontinued Products, which shall be licensed on an "AS IS" basis as of the date which is thirty (30) days after the date of written notice to EA as provided herein. EA shall be entitled to the source code to a Discontinued Product pursuant to the terms and restrictions of the Source Code Escrow Addendum at such time, if ever, that MicroStrategy ceases to provide Technical Support Services (as defined in the Source Code Escrow Addendum) for that particular Discontinued Product.

             (iii) EA agrees that it will not, either directly or through a third party, use MicroStrategy Software, the source code, or a derivative thereof, or any Confidential Information of MicroStrategy, to create, modify or enhance any computer software programs or user documentation which is functionally, visually, or otherwise identical or substantially similar to any MicroStrategy Software.

             (iv) EA agrees that it will not, either directly or through a third party, reverse engineer, disassemble or decompile any of the MicroStrategy Software, or make any attempt to obtain or derive the source code from any MicroStrategy Software, whether or not such product is listed in Exhibit A.

             (v) EA agrees that it will not permit any End Users to rent or lease MicroStrategy Software or use of MicroStrategy Software (I.E., timeshares or service bureaus).

             (vi) Regardless of any disclosure by EA to MicroStrategy of an ultimate destination of MicroStrategy Software, EA shall not transfer or re-export MicroStrategy Software, any goods created with MicroStrategy Software, related documentation, or other related proprietary information, to anyone outside the United States as to which export may be in violation of the United States export laws or regulations, without first obtaining the appropriate license from the U.S. Department of Commerce and/or any other agency or department of the U.S. Government, as required.

     4.10 RESERVED RIGHTS. Any rights to or under MicroStrategy's Intellectual Property Rights or the MicroStrategy Software not expressly granted in this Agreement are expressly reserved by MicroStrategy. In addition, MicroStrategy reserves the right to amend the list of provisions that must appear in the End User License Agreement as set forth in Section 4.9(c)(ii) through (xiii) upon ninety (90) days' advance, written notice; provided, however, that such amended provisions shall be commercially reasonable and apply only to End User License Agreements executed by EA subsequent to the expiration of the ninety (90) day notice period.

     4.11 INTELLECTUAL PROPERTY MARKINGS ON MICROSTRATEGY SOFTWARE. EA will comply with MicroStrategy's instructions regarding the marking of the MicroStrategy Software and accompanying User Documentation with a notice reflecting MicroStrategy's ownership of certain Intellectual Property Rights embodied therein.

     4.12 INFRINGEMENT BY THIRD PARTIES. If either party learns of any possible infringement or misappropriation of the other party's Intellectual Property Rights, it shall immediately give notice thereof to the other party. Each party agrees to cooperate with the other party's reasonable efforts to seek legal remedies for such infringements and misappropriations. In the event of any successful claim of infringement (a "CLAIM") of the Intellectual Property Rights embodied in the Developed Products against a third party or any settlement thereof involving a monetary recovery, MicroStrategy and EA agree to share equally the net proceeds derived from the disposition or settlement of such Claim after deducting from such proceeds each party's costs in connection therewith to the extent that such costs are not otherwise directly covered by the settlement amount or court award.

5. WARRANTY; DISCLAIMER OF WARRANTIES.

     5.1 WARRANTY. MicroStrategy warrants to EA for a period of ninety (90) days from the date of delivery of the MicroStrategy Software to EA that each unmodified MicroStrategy Software product will perform in substantial conformance with the functions described in the User Documentation. In addition, MicroStrategy warrants to EA through December 31, 2001 that the unmodified MicroStrategy Software products will not fail or produce incorrect results when processing with four (4)- digit dates for the year 2000; provided, however, that MicroStrategy makes no warranty with respect to any such failure or incorrect result that may arise due to: (i) the quality of the data sought to be processed with the MicroStrategy Software; (ii) the effect of other software not licensed by MicroStrategy to EA or developed by MicroStrategy for EA; or (iii) the use of the MicroStrategy Software in an operating environment or on a platform not specified by MicroStrategy. MicroStrategy Software warranty claims must be brought within the warranty period. For any breach of the warranties contained herein, EA's exclusive remedy and MicroStrategy's entire liability shall be, at MicroStrategy's sole discretion, the correction of the MicroStrategy Software errors that cause breach of the warranty, replacement of the MicroStrategy Software which is experiencing the error or return of the License Fees allocable to the non-conforming MicroStrategy Software product (or in the case of a breach of the warranty contained in the second sentence of this Section 5.1, a pro-rated portion of such license fees) upon EA's return of such MicroStrategy Software product to MicroStrategy.

     5.2 MICROSTRATEGY DISCLAIMER. EXCEPT AS PROVIDED HEREIN, THE MICROSTRATEGY SOFTWARE IS BEING LICENSED "AS IS" WITHOUT WARRANTY OF ANY KIND. EXCEPT FOR THE RIGHT OF EA TO CONFIRM THE RESULTS OF MICROSTRATEGY'S CONFORMANCE TESTS PURSUANT TO SECTION 2.4, THE DEVELOPED PRODUCTS ARE BEING FURNISHED "AS IS" WITHOUT WARRANTY OF ANY KIND. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, MICROSTRATEGY MAKES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

     5.3 EA DISCLAIMER. EXCEPT AS PROVIDED IN THIS AGREEMENT, EA MAKES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE DEVELOPED PRODUCTS AND/OR ITS DERIVATIVE WORKS.

6. SUPPORT, MAINTENANCE AND CONSULTING.

     6.1 EA SUPPORT OPTIONS. EA will have the option of either: (i) providing level I support to end users ("END USERS") ("LEVEL 1 SUPPORT") for all EA-branded offerings of the Developed Products with MicroStrategy providing level 2 support ("LEVEL 2 SUPPORT"), or (ii) MicroStrategy providing both Level 1 and Level 2 Support for such offerings. Level 1 Support will consist of (i) initial contact with the End User to define a code or documentation problem;
(ii) provision of answers to questions about product functionality to the extent reasonably possible; and (iii) an attempt to resolve the call. Level 2 Support will consist of (i) receipt of problem definition and scope and all related data and materials from first level support personnel of EA; (ii) an attempt to provide solutions or workarounds for the problem; (iii) formulation of plans for collection of additional data relating to the problem; (iv) the collection of additional data relating to the problem, and (v) the provision of bug fixes and/or patches for problems in conformance with MicroStrategy's standard support procedures then in effect.

     6.2 SUPPORT ROYALTIES. Regardless of which of the options set forth in
Section 6.1 that EA chooses, EA shall pay to MicroStrategy a royalty of eight percent (8%) of the license fees (assuming a maintenance rate of 16% of the applicable end user license fees) EA receives for, or that are attributable to, the MicroStrategy Software component of the product licensed by EA. The MicroStrategy Software component value shall be calculated based on the lesser of: (a) thirty percent (30%) of the MicroStrategy list price then in effect for the MicroStrategy Software which is bundled with, or included in, the Exchange Applications Solution, or (b) fifty percent (50%) of the actual price for the Exchange Application Solution. This arrangement will be reciprocal for support provided by EA (I.E., MicroStrategy will pay EA an 8% royalty) in connection with MicroStrategy-branded offerings of the Developed Products. In connection with the foregoing, each party agrees to charge End Users an amount equal to sixteen percent (16%) of the applicable product license fees for maintenance and support services. The royalty payment terms in Section 11.1 shall apply to the payment of all royalties hereunder.

7. INDEMNITIES.

     7.1 INDEMNIFICATION.

(a) MicroStrategy shall indemnify, defend and hold EA harmless from and against any and all liabilities, losses, damages, fees, costs and expenses, including without limitation reasonable attorneys' fees, incurred by EA resulting from a third party claim, suit, action or proceeding (a "Claim") alleging that the MicroStrategy Software, the Developed Products or MicroStrategy's Derivative Works (collectively, the "Indemnified Products") infringes or misappropriates a third party U.S. patent, copyright, trade secret or other intellectual property right; provided that EA (i) promptly notifies MicroStrategy in writing of such Claim; (ii) provides MicroStrategy sole control of the defense or settlement of such claim; and (iii) provides MicroStrategy assistance at MicroStrategy's request and reasonable expense. EA may participate in the defense or settlement of the Claim at its own expense. If a final injunction is obtained against EA for use of the MicroStrategy Software or the Developed Products or licensing of the Developed Products in accordance with the terms of this Agreement, or if MicroStrategy reasonably believes that such injunction is likely, MicroStrategy may, at its option and its expense, either (i) procure for EA the right to continue using and/or licensing the

MicroStrategy Software or the Developed Products, as applicable, or (ii) modify the MicroStrategy Software or the Developed Products, as applicable, or the infringing portions thereof so that they become non-infringing. If in MicroStrategy's opinion neither of the above is commercially feasible, EA shall promptly cease licensing the infringing MicroStrategy Software, or the Developed Products, as applicable, and MicroStrategy shall pay to EA an amount equal to the License Fee, reasonably attributable to such component as a fraction of all licenses granted hereunder depreciated on a three-and-one-half (3 1/2) year straight line basis, calculated backwards from the date of infringing event to the Effective Date. MicroStrategy will have no liability or obligation to indemnify for any claim arising from (i) the combination of the Indemnified Products with EA or third party materials or intellectual property, unless such infringement would have occurred without such combination; (ii) the modification or translation of the Indemnified Products or any portion of the MicroStrategy Technology by EA or any third party not authorized to do so by MicroStrategy (collectively, "EA Modifications"); (iii) any use by EA of the Indemnified Products after directed by MicroStrategy to discontinue use thereof; or (iv) any Improvements to the Indemnified Products created by a party other than, or not specifically authorized by, MicroStrategy.

         (b) EA shall indemnify, defend and hold MicroStrategy harmless from and against any and all liabilities, losses, damages, fees, costs and expenses, including without limitation reasonable attorneys' fees, incurred by MicroStrategy resulting from the EA Modifications or from a Claim that the manufacture, use or licensing by EA of the MicroStrategy Software and/or the Developed Products other than in accordance with the terms of this Agreement or that EA's Derivative Works infringes any patent, copyright or other proprietary rights of any third party or misappropriates any trade secret of any third party; provided that such Claim is not a Claim based on the Indemnified Products for which MicroStrategy indemnifies EA pursuant to Section 7.1(a); and provided further that MicroStrategy (i) promptly notifies EA in writing of such Claim;
(ii) provides EA sole control of the defense or settlement of such claim; and
(iii) provides EA reasonable assistance at EA's request and expense.

         (c) Any failure by either party to promptly notify the other of a claim for which indemnification may be sought or to cooperate in such claim shall only relieve the other of its indemnity obligations hereunder to the extent that it is prejudiced by the delay or failure to cooperate.

     7.2 ENTIRE LIABILITY. The foregoing provisions of this Section 7 state the entire liability and obligations of each party and the exclusive remedy of each party with respect to any alleged Intellectual Property Rights infringement or misappropriation by the MicroStrategy Software, the Developed Products, the Derivative Works or the parties' respective Technology incorporated in the Developed Products. Neither party shall be liable for claims by the other party's end users relating to the Developed Products, the EA Products and/or the Exchange Applications Solution.

8. CONFIDENTIALITY.

     8.1 CONFIDENTIALITY. Each party hereto will maintain in confidence all Confidential Information disclosed by the other party hereto. Neither party will use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior written agreement from its employees, agents or consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement, and each party shall be liable for the unauthorized disclosure of the other party's Confidential Information by such employees, agents or consultants. Each party will use at least the same standard of care as it uses to protect its own most confidential information to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. In no event shall either party disclose the other party's confidential information to the disclosing party's competitors as defined in Exhibit K (the "Competitors") even if such Competitor is a consultant or contractor of the receiving party.

     8.2 EXCEPTIONS. The obligations of confidentiality contained in Section 8.1 will not apply to the extent that such Confidential Information:

         (a) was already known to the receiving party, other than under an obligation of confidentiality to the disclosing party, at the time of disclosure by the other party;

         (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

         (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

         (d) was disclosed to the receiving party, by a third party who had no obligation to the disclosing party not to disclose such information to others;

         (e) is independently developed by the receiving party without reference to the Confidential Information;

         (f) was the subject of a court- or government-ordered disclosure, provided that the disclosing party gives reasonable prior notice to the non-disclosing party and limits the scope and the instances of the disclosure to that required by the relevant order and cooperates and assists the disclosing party in obtaining a protective order relating to such disclosure, if applicable.

9. LIMITATION OF LIABILITY. EXCLUDING EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR DAMAGES PAYABLE TO A THIRD PARTY FOR INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 8, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY ENTITY CLAIMING THROUGH OR UNDER THE OTHER PARTY FOR ANY LOSS OF USE, PROFIT OR INCOME, ANY LOST DATA, ANY WORK STOPPAGE, ANY EQUIPMENT DOWNTIME, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES, WHETHER IN AN ACTION FOR CONTRACT OR TORT OR BASED ON A WARRANTY, IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS

BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCLUDING EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR DAMAGES PAYABLE TO A THIRD PARTY FOR INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 8, IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER HEREUNDER EXCEED THE LICENSE FEES PAID TO MICROSTRATEGY PURSUANT TO THIS AGREEMENT. The foregoing limitations are independent from all other terms and provisions of this Agreement and shall apply notwithstanding the failure of any remedy provided herein.

10. TERM; TERMINATION BASED UPON CERTAIN OCCURRENCES.

     10.1 TERM; EFFECT OF TERMINATION BY EA. This Agreement shall commence upon the Effective Date and shall continue for an initial term of three-and-one-half (3 1/2) years. Notwithstanding the foregoing, EA may terminate the obligations of the Business Unit set forth in Section 2.1 and Exhibit C at any time during the initial term upon (i) 30 days' prior notice if such notice occurs prior to June 30, 2000, or (ii) 60 days' prior notice if such notice occurs at any time thereafter. If EA elects to terminate the Business Unit obligations as provided above, EA will be relieved of any payment not yet due and payable to MicroStrategy pursuant to the Payment and Registration Rights Agreement. If EA elects to terminate the Business Unit obligations during the first four (4) quarters of this Agreement, then MicroStrategy shall have the right to immediately terminate the Strategy.com Master Affiliation Agreement described in greater detail in Section 13 hereof and to immediately cease all development, engineering and related work hereunder, provided that MicroStrategy shall make the Deliveries as specified in this Agreement. In addition, if EA elects to terminate the Business Unit obligations, then this Agreement shall terminate and be superseded by the VAR Agreement, and the Credit as defined and described in
Section 10.3 shall apply. If EA terminates this Agreement based upon a material breach by MicroStrategy pursuant to Section 11.4, then this Agreement shall be superseded and converted into the VAR Agreement. In addition, in the event that this Agreement is converted into a VAR Agreement as described in the preceding sentence, then the Credit defined and described in Section 10.3 shall apply.

     10.2 RENEWAL OPTIONS. EA shall have the right to extend the OEM license rights contained in Section 4.9 of this Agreement for an additional three (3) year term for a fee of $30,000,000, provided that EA has not exercised its termination rights pursuant to Section 10.1 prior to the expiration of the initial term. In addition, EA shall have the right to extend the Business Unit commitment set forth in Section 2.1(a) for an additional three (3) year term for a fee of $30,000,000, provided that EA has not exercised its termination rights pursuant to Section 10.1 prior to the expiration of the initial term. Alternatively, the parties agree that EA may extend the term of the OEM license rights hereunder pursuant to the VAR Agreement for additional one (1) year terms in consideration of the payment of incremental per unit royalties for the MicroStrategy Software (as bundled with the EA Products) equal to the thirty percent (30%) of the then-current list prices for such software. The renewal option described in the immediately preceding sentence shall not be exercisable by EA in the event that MicroStrategy terminates this Agreement pursuant to
Section 11.4 based upon a material breach by EA.

     10.3 TERMINATION BASED UPON THE OCCURRENCE OF A QUALIFIED EVENT. In the event of a Qualified Event, the party which is not the subject of such event may terminate this Agreement, provided that such termination occurs within ninety
(90) days after the closing date of the Qualified Event. Upon any such termination, this Agreement shall be superseded by the VAR Agreement, including, without limitation, a provision for a credit toward future royalties payable to MicroStrategy in an amount equal to $30 million less 30% of the list price for all MicroStrategy Software licensed by EA prior to the date of termination/conversion (the "CREDIT"). In the event of the foregoing, the royalty for the MicroStrategy Software payable to MicroStrategy will be 30% of the then-current list prices for such products until the credit is exhausted and, thereafter, shall be 35% of the then-current list prices for such products.

11. ROYALTIES; TAXES; AUDIT; TERMINATION FOR BREACH; ADDITIONAL EFFECTS OF TERMINATION.

     11.1 MAINTENANCE ROYALTY PAYMENT TERMS. All royalties accruing in a particular calendar quarter shall be paid within thirty (30) days after the end of each such calendar quarter and shall be accompanied by a report detailing the number of Exchange Applications Solutions licensed (or the nature of support provided, if applicable pursuant to Section 6.2) during the quarter to which the royalty payment set forth above applies, the rates at which royalties were computed, the amount of royalties due, and all additional details reasonably necessary to show how these amounts were determined.

     11.2 TAXES. The license fees specified in this Agreement are exclusive of any sales, use, excise, or similar taxes, and of any export and import duties, which may be levied upon or collectible by either party as a result of the licensing or shipment of products to end users, any services performed under this Agreement and use of products by end users. Each party agrees to pay and otherwise be fully responsible for, and indemnify and hold the other harmless from and against any and all such taxes and duties, unless in lieu thereof the party responsible for collecting such taxes provides to the other an exemption certificate acceptable to the relevant governmental authorities. Notwithstanding the foregoing, each party, to the extent permitted by applicable law, shall have the right to claim any and all costs expended pursuant to this Agreement for qualified research and development per Internal Revenue Code Section 41, research tax credit.

11.3 AUDIT.

         (a) RECORDS. EA shall keep complete and accurate records pertaining to the licensing of the Exchange Applications Solutions. Such records will be maintained for a five (5) year period following the year in which any license fee and/or maintenance fee payments are made by customers pertaining to the licensing of Exchange Applications Solutions or the provision of services related thereto.

         (b) AUDIT REQUEST. MicroStrategy will have the right to engage, at its own expense, an independent auditor reasonably acceptable to EA, to examine EA's records not more than twice per calendar year to determine, with respect to any calendar year, the correctness of any report or payment made under this Agreement. If any such audit reveals an underpayment of more than five percent (5%) of the correct amount of royalties due hereunder, such audit will be at the expense of EA. If any audit shall show that EA underpaid any royalties due to MicroStrategy as to the period subject to the audit, then EA shall immediately pay to MicroStrategy any such deficiency with interest thereon at a rate equal to the lower of one and a half percent per month or the highest rate allowed by law from the date due until paid.

     11.4 TERMINATION FOR BREACH. If either party materially defaults in the performance of its obligations hereunder or under the other Operative Agreements, the defaulting party agrees to use its commercially reasonable efforts to correct the default within thirty (30) days after written notice of default from the non-defaulting party. If any such default is not corrected within the cure period, then the non-defaulting party at its option may, in addition to any other remedies it may have, terminate this Agreement at the end of such cure period.

11.5 ADDITIONAL EFFECTS OF TERMINATION.

         (a) RETURN OF DOCUMENTATION AND CONFIDENTIAL INFORMATION. Upon any termination of this Agreement, each party shall immediately return to the other party all documentation, Confidential Information and any other tangible items in its possession or under its control evidencing the know-how of the other party, except as provided in the VAR Agreement and except with respect to Confidential Information related to the Developed Products.

         (b) LICENSE TERMINATION, MICROSTRATEGY DELIVERIES. Except as set forth in this Agreement, upon any termination of this Agreement, all licenses granted by either party under this Agreement shall be terminated. In the event of a termination of this Agreement for any reason, excluding termination based on a material breach by EA in the form of a failure to make payment as required by the Payment and Registration Rights Agreement, MicroStrategy shall promptly make the Deliveries (as defined in Section 2.1(a)).

         (c) INVENTORY. Upon termination of this Agreement resulting from a breach by EA, EA shall cease all marketing efforts for the Product and shall return any and all copies of the Product to MicroStrategy. In the case of the foregoing, MicroStrategy shall have no ongoing obligations with respect to delivery of the Product to end user customers. Upon termination of this Agreement resulting from a breach by MicroStrategy, MicroStrategy shall be obligated to fulfill all orders for the delivery of Products which were licensed to end user customers prior to the termination date of this Agreement.

         (d) ONGOING SUPPORT. Upon termination of this Agreement, MicroStrategy and/or EA shall be entitled to provide reasonable support to customers as set forth in this Agreement; provided, however, that such support shall not include any updates or upgrades to the Product other than minor error corrections or repairs.

         (e) SURVIVAL. Except as otherwise set forth in the applicable section, the following sections shall survive a termination or expiration of this Agreement : 4 (other than 4.9), 5, 7, 8, 9, 10, 11, 12 and 14.

12. EQUITABLE RELIEF. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but such relief shall not be sought as a means to avoid or stay mediation or arbitration.

13. STRATEGY.COM MASTER AFFILIATION. On the Effective Date and upon the execution by EA of a Strategy.com Master Affiliation Agreement in the form set forth in Exhibit L, MicroStrategy shall grant EA "Master Affiliate" status for Strategy.com as provided in such agreement.

14. GENERAL PROVISIONS.

     14.1 ASSIGNMENT. Neither party may assign this Agreement or any right under this Agreement (except as provided in Section 10.3 or Section 4.1), nor delegate any obligation under this Agreement, without the other party's prior written consent. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any attempted assignment or delegation in contravention of this
Section 14.1 shall be null and void.

     14.2 FORCE MAJEURE. Neither party shall be liable to the other party, under this Agreement or otherwise, for any delay or lack of performance (other than non-payment) resulting from an event of Force Majeure (as defined below). If a Force Majeure event occurs, the party prevented from performing its obligations under this Agreement shall inform the other party as soon as possible and the time period for performance shall be extended by a period equivalent to the delay caused by the Force Majeure event plus any additional period reasonably necessary to allow the prevented party to resume performance of its obligations. The prevented party shall inform the other party as soon as possible after the Force Majeure event ends. If the Force Majeure event lasts for more than one hundred and twenty (120) consecutive days after the initial notice of such event, the parties shall attempt in good faith to solve the problem of further performance of this Agreement through friendly consultation. If the parties cannot solve the problem of further performance within an additional sixty (60) days, either party may terminate this Agreement without penalty. As used above, an event of "Force Majeure" means any act of God, war, fire, typhoon, flood, earthquake, natural disasters, governmental action, labor disruptions, materials shortages, or any other event beyond the reasonable control of the prevented party.

     14.3 NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

If to MicroStrategy:                 MicroStrategy Incorporated
                                     8000 Towers Crescent Drive
                                     Vienna, VA  22182
                                     Attn: Adam Ruttenberg, Esq.

                                     Fax No.: (703)848-8748

With a copy to:                      David M. Janet, Esq.
                                     Cooley Godward LLP
                                     2002 Edmund Halley Drive
                                     Suite 300
                                     Reston, VA  20191-3436

                                     Fax No.: (703)262-8100

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

If to EA:                            Exchange Applications
                                     One Lincoln Plaza
                                     89 South Street
                                     Boston, MA  02111
                                     Attn:  Andrew Frawley, President and
                                     Wayne Townsend, Vice President

                                     Fax No.: (617)790-2849

With a copy to:                      Neil Townsend, Esq.
                                     Bingham, Dana LLP
                                     150 Federal Street
                                     Boston, MA  02110

                                     Fax No. (617) 951-8736

Either party may, by like notice, specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt or upon refusal of delivery, and notices given personally shall be effective when delivered or when delivery is refused.

     14.4 GOVERNING LAW AND VENUE. All matters arising in connection with this Agreement or the enforcement or construction thereof shall be governed by and resolved in accordance with the laws of State of New York, without regard to conflict-of-laws provisions. Service of process in any suit, action or proceeding may be made in any manner permitted by law.

     14.5 CONSTRUCTION. The headings of sections and subsections of this Agreement are for convenience only and shall not be construed to affect the meaning of any provision of this Agreement. Any inconsistency between provisions in this Agreement and the exhibits shall be resolved in favor of the main body of this Agreement.

     14.6 RELATIONSHIP OF THE PARTIES. Except as expressly provided herein, neither party is, nor will be deemed to be, an agent or legal representative of the other party for any purpose. Neither party will be entitled to enter into any contracts in the name of or on behalf of the other party, and neither party will be entitled to pledge the credit of the other party in any way or hold itself out as having authority to do so. Neither party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     14.7 WAIVER. No provision of the Agreement, unless such provision otherwise provides, will be waived by any act, omission or knowledge of a party or its agents or employees

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

except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

     14.8 SEVERABILITY. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

     14.9 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement, together with the Exhibits attached hereto and the Operative Agreements, constitutes the entire agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. Any and all representations and warranties set forth in the Exhibits and/or Schedules hereto shall be incorporated herein by reference and be deemed a material part of this Agreement. No modification, variation or amendment of this Agreement shall be effective unless made in writing and signed by the parties. Any additional or different terms stated in any purchase order or other document delivered to EA by MicroStrategy in connection with this Agreement shall have no effect.

     IN WITNESS WHEREOF, EA and MicroStrategy have each caused this Agreement to be executed by their duly authorized representatives.

MICROSTRATEGY INCORPORATED                  EXCHANGE APPLICATIONS, INC.

By:                                         By:
   -----------------------------               -----------------------------

Name:                                       Name:
     ---------------------------                 ---------------------------

Title:                                      Title:
      --------------------------                  --------------------------